Exhibit 10.1
APPLICA INCORPORATED
EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN
     1. Purpose and Adoption of Plan. Applica Incorporated (“Applica”) hereby adopts this Applica Incorporated Executive Change of Control Severance Plan as of the Effective Date (“Plan”). The Board of Directors of Applica is contemplating a potential change of control of Applica and desires to assure continuity of its executive management and the continued attention of executive management to their respective duties without any distraction arising out of the circumstances surrounding any such change of control.
2. Definitions.
          a. “Base Compensation” shall mean the actual monthly rate of base salary of a Covered Executive as of the date of a Change of Control.
          b. “Board” shall mean the Board of Directors of Applica.
          c. “Cause” shall be defined in accordance with the employment agreement then in effect between the applicable Covered Executive and Applica as of the date of the Consummation of any Change of Control.
          d. “Change of Control” shall be defined in accordance with the employment agreement then in effect between the Covered Executive and Applica as of the dated of the Consummation of the such Change of Control.
          e. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          f. “Code of Ethics” shall mean the Business Ethics and Code of Conduct Policy adopted by the Board which is in effect at the applicable period of time.
          g. “Conflict of Interest Policy” shall mean the Conflict of Interest Policy adopted by the Board which is in effect at the applicable time.
          h. “Consummate,” “Consummated” and “Consummation” shall each mean the completion of all conditions precedent necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation’s shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the approval of the transaction by any applicable domestic or foreign governments or governmental agencies (excluding any post-closing approvals).

          i. “Covered Executive(s)” shall mean Brian S. Guptill, Terry L. Polistina, Harry D. Schulman and David D. Warren.
          j. “Disability” shall be defined in accordance with the employment agreement then in effect between the applicable Covered Executive and Applica as of the date of the Consummation of any Change of Control.
          k. “Effective Date” shall mean April 19, 2006.
          l. “Employing Company” shall mean Applica and its affiliates as well as any successor to Applica or its affiliates which employs a Covered Executive and assumes its predecessor’s obligations under this Plan.
          m. “Good Reason” shall be defined in accordance with the employment agreement then in effect between the applicable Covered Executive and Applica as of the date of Consummation of any Change of Control.
          n. “Severance Period” shall mean the eighteen month period immediately following the first Change of Control Consummated prior to May 1, 2007.
          o. “Termination Date” shall mean the date on which a Covered Executive is removed from an Employing Company’s payroll.
     3. Term. This Plan shall commence on the Effective Date. This Plan shall terminate and no benefits shall be payable hereunder in the event a Change of Control is not Consummated prior to May 1, 2007.
     4. Severance Compensation. Except as limited by Section 5 of this Plan, in the event of a Change of Control prior to May 1, 2007, any Covered Executive whose employment is involuntarily terminated by the Employing Company during the Severance Period for any reason other than (i) Cause, (ii) death, (iii) Disability, or whose employment is voluntarily terminated for Good Reason, shall be entitled to receive:
          a. A monthly cash payment equal to such Covered Executive’s Base Compensation payable for a period of eighteen (18) consecutive months immediately following the Executive’s Termination Date.
          b. The Covered Executive and his eligible dependants shall also be eligible to participate in the group health plan maintained by the Employing Company during the eighteen (18) month period immediately following the Executive’s Termination Date unless otherwise specifically provided under such plan or until the Covered Executive is covered by another employer’s group health plan. The extended medical coverage afforded to a Covered Executive shall be determined in accordance with the provisions of such group health plan. Any group health plan coverage provided under this Section 4(b) shall be a part of and not in addition to any COBRA coverage which a Covered Executive or his dependent(s) may elect. In the event a Covered Executive and his dependent(s) are ineligible to participate in the Employing Company’s group health plan, or the Employing Company fails to maintain any group health plan, the Employing Company shall pay the Covered Executive a cash amount equal to the cost of premiums for group health plan coverage comparable to the coverage provided to the Covered Executive and his eligible dependents during the eighteen (18) month period immediately following such Executive’s Termination Date.
     5. No Duplication/Cap on Benefits/Release.
          a. The aggregate amount payable to a Covered Executive pursuant to the provisions of Sections 4(a) and (b) above, shall be referred to as the “Severance Compensation.” The amount of severance pay to which a Covered Executive is entitled pursuant to Section 4 of this Plan shall be equal to the Severance Compensation less any cash amounts paid or payable to such Covered Executive under any other retention agreement, employment agreement or other severance arrangement between the Employing Company and its affiliates and such Covered Executive. If the Covered Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Restraining Notification Act, the Severance Compensation to which the Covered Executive would otherwise be entitled under this Plan shall be reduced by the amount of any such payment, in lieu of notice. Notwithstanding any of the foregoing provisions of this Plan to the contrary, in no event shall the Severance Compensation be reduced by any amounts payable to any Covered Executive under any repatriation agreement.
          b. Severance Compensation shall only be payable following the first Change of Control Consummated prior to May 1, 2007. For purposes of clarification, in the event there should be more than one Change of Control Consummated prior to May 1, 2007, only the initial Change of Control shall trigger payment of Severance Compensation during the Severance Period.
          c. Any payments made pursuant to this Plan shall be conditioned upon receipt of a written general release by such Covered Executive, in such form as the Employing Company may require, of any and all claims against the Employing Company, its affiliates, directors, officers, employees, agents and representatives, except those arising under this Plan. The initial installment payment shall be made within ten (10) days following receipt by the Employing Company of such general release executed by the Covered Executive.
6. Miscellaneous.
          a. The Compensation Committee of the Board (the “Committee”) and its delegates are authorized to interpret, administer and make all determinations under this Plan. Such determinations will be binding and conclusive on all Covered Executives.
          b. Payments made pursuant to this Plan shall be subject to all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined the discretion of Applica.
          c. This Plan is not and should not be treated as a promise of future employment, or an employment contract of any kind.

          d. This Plan constitutes a mere promise by Applica to make payments, and Covered Executives are only general unsecured creditors of Applica.
          e. To the extent this Plan is subject to Code Section 409A, this Plan is intended to comply with Code Section 409A and shall be interpreted, operated and administered accordingly. Applica, however, does not guarantee the tax treatment of any payments under this Plan including, without limitation, pursuant to the Code, federal, state or local law. Any taxes imposed on an employee pursuant to applicable law shall be borne by the Covered Executive and shall be subject to withholding pursuant to the provisions of Section 6(b) above. Notwithstanding, the foregoing, to the extent necessary to comply with Section 409A of the Code, payments to be made following termination of employment shall not be paid until the six month anniversary of the Covered Executive’s termination of employment. Any Severance Compensation installment payments deferred pursuant to the foregoing sentence shall be paid in a lump sum payment within ten (10) days of such six month anniversary date.
          f. Except as otherwise required by law, no Covered Executive nor any other person has any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, nonassignable and nontransferable. No part of the amounts payable shall prior to tactual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owned by any Covered Executive or any other person, be transferable by operation of law in the event of a Covered Executive or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the preceding sentences, if a Covered Executive is indebted to Applica or an affiliate upon his or her death, Disability or termination of employment, the amount of any payments to be made to a Covered Executive (or his beneficiary) under this Plan may be reduced, as determined by the Committee, to the extent of such indebtedness.
          g. This Plan shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its principles of conflicts of laws. The section headings herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, controls. The invalidity and unenforceability of any particular provision of this Plan shall not affect any other provision, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Any action (whether at law, in equity or otherwise) must be commenced within three (3) years and must be brought in a court of competent jurisdiction sitting in Miramar, Florida. This three (3) year period shall be computed from the earlier of (i) the date a final determination denying such benefit, in whole or in part, is issued; and (ii) the date the cause of action first accrued (as determined under the laws of the State of Florida without regard to its principles of conflict of laws).

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